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                                                                   EXHIBIT 10.13




                               [OPTEL LETTERHEAD]



CONFIDENTIAL



                                                               November 19, 1996



Mr. Stephen Dube
252 Prince Albert
Westmount, Quebec
Canada  H3Z2N6

Dear Stephen:

I am pleased to confirm our offer of employment as Vice President Acquisitions and Strategic Planning at a weekly base rate of $2,780.97 with a prospective start date of January 1, 1997. This will be a three year assignment. The position will be based in Dallas and will report to me. Your compensation package will include:

o *Participation in a comprehensive benefits package provided at group rates under Le Groupe Videotron Ltd's expatriate package, which will allow you to receive treatment in either the United States or Canada. Terms for waiving pre-existing conditions and other related matters will be worked out with the insurance carrier who provides expatriate medical/dental insurance coverage for Le Groupe Videotron.

o OpTel will lease you a company automobile, equivalent to a car comparable to a Nissan Maxima. You may continue to use the Videotron furnished car until you no longer require it in Montreal. OpTel will provide a rental car in Dallas until you acquire the automobile, which the company has leased for you.

o Participation in an annual bonus program, targeted at 25% of base salary. The bonus is based on achievement of Company Economic Value Created (EVC) goals and individually agreed on objectives. Regardless of your transfer date to Dallas, you will participate in the OpTel annual bonus plan for the fiscal year 1996-97 and will not participate in Le Groupe Videotron bonus plan for 1996-97.

o Long term stock option plan equal to 2 times your annual salary vested over a five year period. Your date of entry into the plan shall, for the purposes of vesting be deemed September 1, 1995. The exercise price on the stock option shares will be the same as that of the other Vice Presidents in OpTel.

o    Participation in the Company's three year bonus program.

o A housing allowance of $230 weekly. In communication with prospective mortgage lending institutions, OpTel will add the housing allowance to your base salary for the purpose of verifying annual income to the lending institution.

o    Four (4) weeks of vacation.

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o    Reimbursement for all reasonable relocation expenses from Montreal to
     Dallas, Texas, as outlined in OpTel's relocation policy. The reimbursement of these expenses will be grossed up for tax purposes. In addition the following relocation provisions will be made:

          - All real estate, appraisal, legal and other closing costs associated with the sale of your house in Montreal and the purchase of a new residence in Dallas will be paid by OpTel.

          - OpTel will purchase your house at a price, based upon the average of two (2) appraisals. These appraisals will be conducted by accredited appraisers, selected by you. In the event the sale of your Montreal residence has not occurred by the time you purchase a house in Dallas, OpTel will provide you with an interest free bridge loan in the amount of $130,000 (U.S.), equivalent to approximately $180,000 Canadian. You may, until the earlier of March 31, 1997, or the sale of your residence in Montreal, occupy the house as temporary living accommodations without charge and/or store personal belongings in the house.

          - In order to make a deposit on a primary residence in Dallas, OpTel will advance you a loan of $5,000 (U.S.), repayable on sale of your Montreal house or from provisions of the above mentioned bridge financing.

          - An allowance of $20,000 (U.S.) to cover miscellaneous relocation expenses associated with housing renovations and decorating.

o Air travel expenses (Economy class) for four round trip tickets between Dallas and Canada for you and your family each year.

o Reimbursement of all reasonable costs associated with your spouse attending a university program on a 50-50 split between you and the Company.

o Reimbursement for all reasonable expenses associated with the preparation of your U.S. and Canadian income tax returns.

o Not withstanding any contrary provisions of your Videotron pension, the actuarial valued accumulated pension benefits (including employer contributions and interest), using the date of your employment with OpTel, shall vest in your favor.

o Applications for your visas and work permits for you and your spouse will be handled by Le Groupe Videotron in Montreal.
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o In the event the Company terminates your employment (including the noncontinuation of your employment at the conclusion of your three year assignment) for reasons other than for cause, a severance package, which includes a total compensation package of 12 months salary and all applicable bonuses will be paid in a lump sum (less applicable withholding taxes). In addition Company benefits will be maintained for up to one year, or until you find other employment, whichever comes first. Executive outplacement service, not to exceed $12,000 (U.S.), will be provided to you by a firm you will select. OpTel will assume the cost of moving your family to a city in Canada you select. OpTel agrees to purchase your primary residence in Dallas at fair market value, using the appraisal process described above. If the fair market price is less than the original purchase price of the home, the Company will reimburse you for the difference between the original purchase price and the sales price.

This offer is contingent upon your passing our required pre-employment drug test for controlled substances.

The Immigration Reform and Control Act of 1986 requires that employers verify the employment eligibility and identification of all employees hired after November 6, 1986. Accordingly, on your first day of employment, you will be asked to show a company representative the documents identified in Attachment "A" (enclosed) and sign a statement that you are lawfully authorized to work in the United States (I-9 enclosed) and that the documents you have presented are genuine and relate to you. A copy of these documents will be retained in your personnel file. Also, please bring a copy of your birth certificate and a copy of your spouse's (if applicable) for benefits purposes.

This offer is valid until 5:00 p.m. (Dallas time) on November 27, 1996. If you accept this job offer, please indicate your acceptance by signing below and return a copy of this letter, along with the completed application (enclosed) to the attention of Mr. Danny French, Director Employee Relations, in the enclosed envelope, on or before, November 27, 1996. This letter supersedes all prior communication with respect to the subject matter. You acknowledge that no representations or agreements have been made by OpTel concerning your employment other than as set forth in this letter.

Should you wish to terminate this agreement, you should give the Company six months' notice for the first two years and three months thereafter.

I look forward to you joining the OpTel team and feel confident that your background and experience will make a significant contribution to OpTel's success.

Sincerely,



/s/ LOUIS BRUNEL                             /s/ STEPHEN DUBE
----------------------------                 ----------------------------
Louis Brunel                                 Stephen Dube
Chief Executive Officer

*Subject to finalization of group insurance arrangements